Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144201

PROSPECTUS SUPPLEMENT No. 2

Clean Diesel Technologies, Inc.
Prospectus Supplement No. 2 dated January 3, 2007
(To Prospectus dated October 4, 2007)

___________

2,800,000 Shares of Common Stock
690,500 Class B Warrants
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This Prospectus Supplement No. 2 supplements and should be read in conjunction with the Prospectus dated October 4, 2007 and Prospectus Supplement No. 1 dated November 14, 2007.  On January 2, 2008, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing the expiration and exercise of Class B Warrants.  This Current Report on Form 8-K is attached as Annex A to this Supplement No. 2.  Unless otherwise defined in this Supplement No. 2, capitalized terms have the same meanings as set forth in the prospectus.

The date of this prospectus supplement is January 3, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2007

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27432	06-1393453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 702, 300 Atlantic Street, Stamford, CT	06901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:	(203) 327-7050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events - Expiration and Exercise of Class B Warrants.

On December 31, 2007, Clean Diesel Technologies, Inc. (the “Company”) sold shares of its common stock, $0.01 par value, upon the exercise of warrants.  The Company received gross proceeds of $8,630,969 from the exercise of warrants to acquire six-hundred ninety thousand, four-hundred ninety (690,490) of the Company’s common shares.  The proceeds will be used for general corporate purposes.  The warrants were exercised by 34 investors (30 non-U.S. investors and 4 U.S. investors).  Directors and senior management invested $91,412 for a total of 7,313 common shares.

The warrants exercised were the Class B Warrants which were exercisable at a price of $12.50 per share (price adjusted for the reverse split effected on June 15, 2007).  The Class B Warrants had a notional expiration date of December 29, 2007; however, since December 29, 2007 was a Saturday, the effective expiration date was Monday, December 31, 2007.

In connection with the exercise of the warrants, the Company incurred expenses including commissions to the placement agent, Innovator Capital Limited, of approximately $325,000.

The newly issued shares are covered by an effective Registration Statement on file with the Securities and Exchange Commission.

Attached as Exhibit 99.1 is the Company’s press release issued on December 31, 2007 announcing the transaction.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description of Exhibit

Exhibit 99.1	Press Release dated December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Diesel Technologies, Inc.

	By:	/S/ Ann B. Ruple
Ann B. Ruple

Its: Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: January 3, 2008